EXHIBIT 3.1.5

ARTICLES OF AMENDMENT TO THE CHARTER
OF
PIEDMONT MINING COMPANY, INC.

The undersigned corporation hereby executes these Articles of Amendment for the purpose of amending its charter.

1.     The name of the corporation is Piedmont Mining Company, Inc.

2.     The following amendments to the charter of the corporation were adopted by its shareholders on the 14th day of July, 1987, in the manner prescribed by law:

"In lieu of the first sentence of Article IV of the Articles of Incorporation of Piedmont Mining Company, Inc., which were filed in the Office of the Secretary of state of North Carolina on July 25, 1983, as said Article was amended by Articles of Amendment filed in the Office of the Secretary of State of North Carolina on August 1, 1983, and by Articles of Amendment filed in the Office of the Secretary of state of North Carolina on June 25, 1984,- the following is substituted:

The corporation shall have authority to issue Twenty-Six Million, Eight Hundred Fifty-Five Thousand (26,855,000) shares of stock, consisting of a class of One Million (1,000,000) shares of Preferred stock of the par value of One Dollar ($1.00) per share, which shall be designated "Preferred Stock", with said Preferred stock to be issued in such series and with such preferences, limitations, and relative rights as shall be determined from time to time by the Board of Directors, a class of Eight Hundred Fifty-Five Thousand (855,000) shares of Class A Common Stock without par value, which shall be designated "Class A Common Stock", and a class of Twenty-Five Million (25,000,000) shares of Common stock without par value, which shall be designated "Common Stock".

A new Article, designated as Article X, shall be added to the Charter and shall read as follows:

ARTICLE X

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Corporation entitled to vote shall be necessary for the following corporate actions:

(a) Merger or consolidation of the Corporation;

(b) Sale, lease or exchange of all or substantially all of the property or assets of the Corporation; or

(c) Dissolution of the Corporation.

This Article shall not require approval of the shareholders of the Corporation on any of the above corporate actions for which shareholder approval is not required under the North Carolina Business Corporation Act.

3.      The number of shares of the corporation outstanding at the time of such adoption was 8,650,596; and the number of shares entitled to vote thereon was 8,650,596.

4.      The designation and number of outstanding shares of each c1ass entitled to vote on such amendments as a class were as follows:

Class	Number of Shares
Common Stock	7,795,596
Class A Common Stock	855,000

5.     The number of shares voted for each amendment was 7,868,011: and the number of shares voted against each amendment was none. For each amendment, voting within each class entitled to vote as a class was as follows:

	Number of Shares Voted
Class	For	Against
Common Stock	7,013,011	None
Class A Common Stock	855,000	None

6.     The amendments herein effected do not give rise to dissenters rights to payment for the reason that the only effects of such amendments are to increase the number of authorized shares of Common Stock, to authorize the corporation to issue 1,000,000 shares of Preferred Stock of a par value of One Dollar ($1.00) per share, and to require a sixty-six and two-thirds percent (66 2/3%) shareholder vote for approval of certain corporate actions, and there are no shareholders entitled to any preference as to dividends or liquidation.

IN WITNESS WHEREOF, these Articles are signed by the President and Secretary of the corporation this 16th day of July, 1987.

PIEDMONT MINING COMPANY, INC.

By:	/s/ Robert M. Shields
Robert M. Shields, President

By:	/s/ Ray W. Bradley, Jr.
Ray W. Bradley, Secretary

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

I, Evelyn B. Stevens, a Notary Public, hereby certify that on this 16th day of July, 1987, personally appeared before me Robert M. Shields, Jr., whom being by me first duly sworn, declared that he signed the foregoing document in the capacity indicated, that he was authorized so to sign, and that the statements therein contained are true.

            /s/ Evelyn B. Stevens
Notary Public
My commission expires: July 27, 1991

STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG

I, Evelvn B. Stevens, a Notary Public, hereby certify that on this 16th day of July, 1987, personally appeared before me Ray W. Bradley, Jr., whom being by me first duly sworn, declared that he signed the foregoing document in the capacity indicated, that he was authorized so to sign, and that the statements therein contained are true.

             /s/ Evelyn B. Stevens
Notary Public

My commission expires: July 27, '1991